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Winsdortech, Inc.

For Immediate Release

Investor Relations Contact
Robert D. Jackson
rjackson@windsortechinc.com
561-748-6136


        EDWARD L. CUMMINGS JOINS BOARD OF DIRECTORS OF WINDSORTECH, INC.


HIGHTSTOWN, NJ--February 20, 2004--WindsorTech, Inc, (OTCBB: WSRT) a Data Security and Environmental Compliance service company, announced today that its Vice President and Chief Financial Officer, Edward L. Cummings, has been named to the Board of Directors effective February 19, 2004. Mr. Cummings replaces David A. Loppert who was removed from the Board of Directors by Action by Consent of Majority Shareholders.

Marc Sherman, CEO of WindsorTech, Inc., discussed Mr. Cumming's appointment: "We are very pleased to have Ed join the Board. He has proven himself to be a tremendous asset to our organization as we have grown. We look forward to his continued input and professionalism."

Mr. Cummings commented on his appointment: "I am honored to have been chosen to sit on the Board of WindsorTech. The progress we have made is a testament to the dedication of our Board, our management and our entire team."


About WindsorTech, Inc.

WindsorTech, Inc. is a Data Security and Environmental Compliance Service company offering data security/erasure, environmental compliance, IT asset management consulting, and remarketing services to corporate, public and academic customers. The company is a Specialized Charter Member of IAITAM (International Association of IT Asset Managers) and holds a seat on their panel of Expert Speakers. For more information, visit our website at www.windsortechinc.com.

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Statements  about WTI's  future  expectations,  including  future  revenues  and earnings, and all other statements in this press release other than historical facts are `forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. WTI intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and WTI's actual results could differ materially from expected results. WTI undertakes no obligation to update
forward-looking   statements  to  reflect   subsequently   occurring  events  or
circumstances.


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